Exhibit 99.1

Garmin Reports Record First Quarter Revenue and Double-Digit Earnings Growth

Schaffhausen, Switzerland / May 2, 2018 / Business Wire

Garmin Ltd. (Nasdaq: GRMN – News) today announced results for the first quarter ended March 31, 2018.

Highlights for the first quarter 2018 include:

•	Total revenue of $711 million, growing 11% over the prior year, with outdoor, fitness, aviation, and marine collectively growing 18% over the prior year quarter and contributing 80% of total revenue

•	Gross margin improved to 60.0% compared to 58.1% in the prior year quarter

•	Operating margin improved to 20.0% compared to 18.2% in the prior year quarter

•	Operating income grew 22%

•	GAAP and pro forma EPS(1) was $0.68

•	Launched the G500H TXi, a new generation of touchscreen flight decks for helicopters

•	Began shipping the Forerunner® 645M, our first GPS running watch with integrated music and Garmin Pay contactless payments

•	Recently held our second annual Connect IQ™ Summit hosting developers from around the world

	13-Weeks Ended
(in thousands,	March 31,	April 1,	Yr over Yr
except per share data)	2018	2017	Change
Net sales	$710,872	$641,510	11%
Outdoor	144,258	115,875	24%
Fitness	166,035	137,831	20%
Aviation	145,713	122,871	19%
Marine	113,554	104,445	9%
Auto	141,312	160,488	-12%

Gross margin %	60.0%	58.1%

Operating income %	20.0%	18.2%

GAAP diluted EPS	$0.68	$1.26	-46%
Pro forma diluted EPS (1)	$0.68	$0.52	31%

(1) See attached table for reconciliation of non-GAAP measures including pro forma diluted EPS

1

Executive Overview from Cliff Pemble, President and Chief Executive Officer:

“We achieved record first quarter revenue with double digit consolidated growth led by strong growth in our outdoor, fitness, aviation and marine segments,” said Cliff Pemble, president and chief executive officer of Garmin Ltd. “Both the outdoor and fitness segments delivered solid, double digit revenue growth, and we remain confident in our wearable product offerings. We are pleased with our first quarter results and look forward to launching new, compelling products throughout the remainder of the year.”

Outdoor:

During the first quarter of 2018, the outdoor segment grew 24% with significant contributions from our fēnix® adventure line of wearables. Gross margin improved to 65% while operating margin remained strong at 30%, resulting in operating income growth of 27%. We introduced the tactix® Charlie, a tactical themed GPS wearable, and began shipping the DescentTM dive watch, bringing an attractive design to underwater adventurers. Looking forward, we remain focused on opportunities in wearables and other product categories within the outdoor market.

Fitness:

During the first quarter of 2018, the fitness segment posted revenue growth of 20% primarily driven by our advanced wearables. Gross and operating margins increased year-over-year to 58% and 20%, respectively, resulting in an operating income growth of 81%. During the first quarter, we started shipping our first GPS running watch with integrated music and Garmin Pay contactless payments. We recently introduced the Edge® 130, a compact GPS cycling computer, the Edge 520 Plus, an advanced cycling computer and the Varia™ RTL510 rearview radar. Both computers allow cyclists to plan and download their route in advance and brings connectivity to riders. The updated Varia radar enhances the safety features from the first generation and the new design easily mounts to most road-use bikes. Even though the market for basic activity trackers has continued to rapidly mature, we continue to see opportunities for advanced wearables within the fitness segment.

Aviation:

The aviation segment posted solid first quarter revenue growth of 19%. Gross and operating margins were strong at 75% and 33%, respectively, resulting in operating income growth of 25%. During the quarter, we started delivering the G500/600 TXi flight decks including the G500H TXi helicopter variant. We continue to invest in upcoming certifications with our OEM partners, and ongoing aftermarket opportunities.

Marine:

The marine segment posted revenue growth of 9% driven by our recent Navionics® acquisition. Gross margin increased year-over-year to 59%, while operating margin declined to 12%. During the first quarter of 2018, we introduced the GCV 20 ultra-high definition scanning sonar that delivers higher resolution imaging at greater depths. Additionally, we were selected as the exclusive marine electronics supplier to the Independent Boat Builders, Inc., the industry’s largest purchasing cooperative network of leading boat brands.  We remain focused on innovations and achieving market share gains within the inland fishing category.

2

Auto:

The auto segment recorded a revenue decline of 12% in the first quarter of 2018, primarily due to the ongoing PND market contraction somewhat offset by growth in certain niche product lines. Gross and operating margins were 43% and 2%, respectively. During the quarter, we announced a new generation dēzl TM 780, with built in Wi-Fi® and dash cam capabilities bringing advanced safety features and alerts to the trucking industry. Looking forward, we are focused on disciplined execution to bring desired innovation to the market and to optimize profitability in this segment.

Additional Financial Information:

Total operating expenses in the quarter were $284 million, an 11% increase from the prior year. Research and development increased 16% driven by the incremental costs associated with acquisitions, investments in the outdoor and fitness segments for the development of advanced wearable products and continued innovation in the aviation segment. Selling, general and administrative expenses increased 15% driven primarily by personnel related expenses and incremental costs associated with acquisitions. Advertising expenses decreased 20% year over year primarily due to reduced media spending and lower cooperative advertising.

The effective tax rate in the first quarter of 2018 was 16.0% compared to the pro forma effective tax rate of 21.2% (see attached table for reconciliation of this non-GAAP measure) in the prior year quarter.  The decrease in the effective tax rate is primarily due to the benefits from the U.S. tax reform and the impact of the release of reserves.

In the first quarter of 2018, we generated $188 million of free cash flow (see attached table for reconciliation of this non-GAAP measure). We continued to return cash to shareholders with our quarterly dividend of approximately $96 million. We ended the quarter with cash and marketable securities of approximately $2.4 billion.

As announced in February 2018, the Board will recommend to the shareholders for approval at the annual meeting to be held on June 8, 2018 a cash dividend in the total amount of $2.12 per share (subject to adjustment in the event that the Swiss Franc weakens more than 35% relative to the USD), payable in four equal installments on dates to be approved by the Board.

2018 Guidance:

We are maintaining our 2018 guidance for revenue of approximately $3.2 billion and pro forma EPS of $3.05 (see attachment for reconciliation of this non-GAAP measure).

3

Revenue Standard Adoption

We adopted the new revenue standard in the first quarter of 2018. The prior periods presented here have been restated to reflect adoption of this new standard. See Appendix A for further discussion of the new revenue standard.

Webcast Information/Forward-Looking Statements:

The information for Garmin Ltd.’s earnings call is as follows:

When:	Wednesday, May 2, 2018 at 10:30 a.m. Eastern
Where:	http://www.garmin.com/en-US/company/investors/events/
How:	Simply log on to the web at the address above or call to listen in at 855-757-3897

An archive of the live webcast will be available until May 1, 2019 on the Garmin website at www.garmin.com. To access the replay, click on the Investor Relations link and click over to the Events Calendar page.

This release includes projections and other forward-looking statements regarding Garmin Ltd. and its business that are commonly identified by words such as “would,” “may,” “expects,” “estimates,” “plans,” “intends,” “projects,” and other words or phrases with similar meanings. Any statements regarding the Company’s GAAP and pro forma estimated earnings, EPS, and effective tax rate, and the Company’s expected segment revenue growth rates, consolidated revenue, gross margins, operating margins, currency movements, expenses, pricing, new products to be introduced in 2018, statements relating to possible future dividends and the Company’s plans and objectives are forward-looking statements. The forward-looking events and circumstances discussed in this release may not occur and actual results could differ materially as a result of risk factors and uncertainties affecting Garmin, including, but not limited to, the risk factors that are described in the Annual Report on Form 10-K for the year ended December 31, 2017 filed by Garmin with the Securities and Exchange Commission (Commission file number 0-31983). A copy of Garmin’s 2017 Form 10-K can be downloaded from http://www.garmin.com/aboutGarmin/invRelations/finReports.html.

Non-GAAP Financial Measures

This release and the attachments contain non-GAAP financial measures. A reconciliation to the nearest GAAP measure and a discussion of the Company's use of these measures are included in the attachments.

Garmin, the Garmin logo, the Garmin delta, fēnix, Edge, Forerunner, and tactix, are trademarks of Garmin Ltd. or its subsidiaries and are registered in one or more countries, including the U.S.; Connect IQ, Descent, dēzl and Varia are trademarks of Garmin Ltd. or its subsidiaries. Wi-Fi is a registered trademark of the Wi-Fi Alliance. All other brands, product names, company names, trademarks and service marks are the properties of their respective owners. All rights reserved

Investor Relations Contact:	Media Relations Contact:
Teri Seck	Ted Gartner
913/397-8200	913/397-8200
investor.relations@garmin.com	media.relations@garmin.com

4

Garmin Ltd. And Subsidiaries

Condensed Consolidated Statements of Income (Unaudited)

(In thousands, except per share information)

	13-Weeks Ended
	March 31,	April 1,
	2018	2017
Net sales	$710,872	$641,510

Cost of goods sold	284,337	268,704

Gross profit	426,535	372,806

Advertising expense	25,311	31,525
Selling, general and administrative expense	117,065	102,051
Research and development expense	141,957	122,202
Total operating expense	284,333	255,778

Operating income	142,202	117,028

Other income (expense):
Interest income	10,227	8,444
Foreign currency gains (losses)	816	(37,497)
Other income	735	400
Total other income (expense)	11,778	(28,653)

Income before income taxes	153,980	88,375

Income tax provision (benefit)	24,606	(150,029)

Net income	$129,374	$238,404

Net income per share:
Basic	$0.69	$1.27
Diluted	$0.68	$1.26

Weighted average common shares outstanding:
Basic	188,322	188,333
Diluted	189,292	189,031

5

Garmin Ltd. And Subsidiaries

Condensed Consolidated Balance Sheets (Unaudited)

(In thousands, except per share information)

	March 31,	December 30,
	2018	2017
Assets
Current assets:
Cash and cash equivalents	$898,981	$891,488
Marketable securities	167,745	161,687
Accounts receivable, net	409,704	590,882
Inventories, net	547,412	517,644
Deferred costs	29,327	30,525
Prepaid expenses and other current assets	138,114	153,912
Total current assets	2,191,283	2,346,138

Property and equipment, net	604,813	595,684

Restricted cash	279	271
Marketable securities	1,309,185	1,260,033
Deferred income taxes	199,090	195,981
Noncurrent deferred costs	32,428	33,029
Intangible assets, net	421,006	409,801
Other assets	97,138	107,352
Total assets	$4,855,222	$4,948,289

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$136,132	$169,640
Salaries and benefits payable	90,137	102,802
Accrued warranty costs	35,422	36,827
Accrued sales program costs	56,266	93,250
Deferred revenue	98,660	103,140
Accrued royalty costs	17,445	32,204
Accrued advertising expense	16,007	30,987
Other accrued expenses	69,949	93,652
Income taxes payable	37,825	33,638
Dividend payable	-	95,975
Total current liabilities	557,843	792,115

Deferred income taxes	74,714	76,612
Noncurrent income taxes	140,368	138,295
Noncurrent deferred revenue	83,222	87,060
Other liabilities	1,882	1,788

Stockholders' equity:
Shares, CHF 0.10 par value, 198,077 shares authorized and issued; 188,521 shares outstanding at March 31, 2018 and 188,189 shares outstanding at December 30, 2017	17,979	17,979
Additional paid-in capital	1,818,532	1,828,386
Treasury stock	(450,160)	(468,818)
Retained earnings	2,546,400	2,418,444
Accumulated other comprehensive income	64,442	56,428
Total stockholders' equity	3,997,193	3,852,419
Total liabilities and stockholders' equity	$4,855,222	$4,948,289

6

Garmin Ltd. And Subsidiaries

Condensed Consolidated Statements of Cash Flows (Unaudited)

(In thousands)

	13-Weeks Ended
	March 31,	April 1,
	2018	2017
Operating activities:
Net income	$129,374	$238,404
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	16,014	14,658
Amortization	7,132	7,070
(Gain) loss on sale or disposal of property and equipment	(15)	8
Provision for doubtful accounts	57	(294)
Provision for obsolete and slow moving inventories	3,959	7,193
Unrealized foreign currency (gain) loss	(517)	42,571
Deferred income taxes	416	(171,432)
Stock compensation expense	13,440	8,206
Realized losses on marketable securities	196	291
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	187,693	135,253
Inventories	(26,455)	(41,398)
Other current and non-current assets	9,037	7,534
Accounts payable	(36,708)	(44,180)
Other current and non-current liabilities	(99,935)	(81,038)
Deferred revenue	(8,368)	(12,041)
Deferred costs	1,807	2,647
Income taxes payable	17,063	6,943
Net cash provided by operating activities	214,190	120,395

Investing activities:
Purchases of property and equipment	(26,336)	(25,538)
Proceeds from sale of property and equipment	121	7
Purchase of intangible assets	(1,622)	(1,222)
Purchase of marketable securities	(140,623)	(96,049)
Redemption of marketable securities	65,253	109,526
Acquisitions, net of cash acquired	(9,417)	-
Net cash used in investing activities	(112,624)	(13,276)

Financing activities:
Dividends	(96,146)	(96,028)
Proceeds from issuance of treasury stock related to equity awards	1,926	-
Purchase of treasury stock related to equity awards	(6,562)	(3,452)
Purchase of treasury stock under share repurchase plan	-	(27,873)
Net cash used in financing activities	(100,782)	(127,353)

Effect of exchange rate changes on cash, cash equivalents, and restricted cash	6,717	6,932

Net increase (decrease) in cash, cash equivalents, and restricted cash	7,501	(13,302)
Cash, cash equivalents, and restricted cash at beginning of period	891,759	846,996
Cash, cash equivalents, and restricted cash at end of period	$899,260	$833,694

7

Garmin Ltd. And Subsidiaries

Net Sales, Gross Profit and Operating Income by Segment (Unaudited)

	Reportable Segments
	Outdoor	Fitness	Marine	Auto	Aviation	Total

13-Weeks Ended March 31, 2018

Net sales	$144,258	$166,035	$113,554	$141,312	$145,713	$710,872
Gross profit	93,285	96,601	66,683	61,012	108,954	426,535
Operating income	43,822	33,374	13,131	3,468	48,407	142,202

13-Weeks Ended April 1, 2017

Net sales	$115,875	$137,831	$104,445	$160,488	$122,871	$641,510
Gross profit	73,469	77,741	59,747	70,616	91,233	372,806
Operating income	34,451	18,472	18,145	7,352	38,608	117,028

Garmin Ltd. And Subsidiaries

Net Sales by Geography (Unaudited)

(In thousands)

	13-Weeks Ended
	March 31,	April 1,	Yr over Yr
	2018	2017	Change
Net sales	$710,872	$641,510	11%
Americas	345,975	324,630	7%
EMEA	245,912	225,335	9%
APAC	118,985	91,545	30%

EMEA - Europe, Middle East and Africa; APAC - Asia Pacific and Australian Continent

Non-GAAP Financial Information

To supplement our financial results presented in accordance with GAAP, this release includes the following measures defined by the Securities and Exchange Commission as non-GAAP financial measures: pro forma net income (earnings) per share, forward-looking pro forma earnings per share, pro forma effective tax rate, forward-looking pro forma effective tax rate and free cash flow. These non-GAAP measures are not based on any comprehensive set of accounting rules or principles and should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and may be different from non-GAAP measures used by other companies, limiting the usefulness of the measures for comparison with other companies. Management believes providing investors with an operating view consistent with how it manages the Company provides enhanced transparency into the operating results of the Company, as described in more detail by category below.

The tables below provide reconciliations between the GAAP and non-GAAP measures.

8

Pro forma effective tax rate

The Company’s income tax expense is periodically impacted by discrete tax items that are not reflective of income tax expense incurred as a result of current period earnings. Therefore, management believes disclosure of the effective tax rate and income tax provision before the effect of such discrete tax items are important measures to permit investors' consistent comparison between periods. In the first quarter 2018, there were no such discrete tax items identified.

Garmin Ltd. And Subsidiaries

Pro Forma Effective Tax Rate

(in thousands, except effective tax rate (ETR) information)

	13-Weeks Ended
	April 1,
	2017
	$	ETR(1)
U.S. GAAP income tax provision (benefit)	$(150,029)	(169.8)%
Pro forma discrete tax items:
Switzerland corporate tax election(2)	168,755
Total pro forma discrete tax items	168,755
Income tax provision (Pro Forma)	$18,726	21.2%

(1) Effective tax rate is calculated by taking the Income tax provision divided by Income before taxes, as presented on the face of the Condensed Consolidated statements of Income.

(2) In first quarter 2017, a $169 million tax benefit was recognized resulting from the revaluation of certain Switzerland deferred tax assets. The revaluation is due to the Company’s election in February 2017 to align certain Switzerland corporate tax positions with global tax initiatives. As this revaluation is not reflective of income tax expense incurred related to the current period earnings, and therefore affects period to period comparability, it has been identified as a discrete pro forma tax item.

The net release of uncertain tax position reserves, amounting to approximately $3.5 million and $1.0 million in the first quarter 2018 and 2017, respectively, have not been included as pro forma adjustments in the above presentation as such amounts tend to be more recurring in nature, and do not affect comparability between periods.

9

Pro forma net income (earnings) per share

Management believes that net income (earnings) per share before the impact of foreign currency gains or losses and certain discrete income tax items, as discussed above, is an important measure in order to permit a consistent comparison of the Company’s performance between periods.

Garmin Ltd. And Subsidiaries

Pro Forma Net Income (Earnings) Per Share

(in thousands, except per share information)

	13-Weeks Ended
	March 31,	April 1,
	2018	2017

Net income (GAAP)	$129,374	$238,404
Foreign currency gains / losses(1)	(816)	37,497
Tax effect of foreign currency gains / losses(2)	130	(7,945)
Discrete tax items(3)	-	(168,755)
Net income (Pro Forma)	$128,688	$99,201

Net income per share (GAAP):
Basic	$0.69	$1.27
Diluted	$0.68	$1.26

Net income per share (Pro Forma):
Basic	$0.68	$0.53
Diluted	$0.68	$0.52

Weighted average common shares outstanding:
Basic	188,322	188,333
Diluted	189,292	189,031

(1) The majority of the Company’s consolidated foreign currency losses are driven by movements in the Taiwan Dollar, Euro, and British Pound Sterling in relation to the U.S. Dollar and the related exchange rate impact on the significant cash, receivables, and payables held in a currency other than the functional currency at one of the Company’s subsidiaries. However, there is minimal cash impact from such foreign currency losses.

(2) The tax effect of foreign currency gains/losses were calculated using the effective tax rate of 16.0% and a pro forma effective tax rate of 21.2% for the first quarter 2018 and 2017, respectively.

(3) The discrete tax items are discussed in the pro forma effective tax rate section above.

10

Free cash flow

Management believes that free cash flow is an important financial measure because it represents the amount of cash provided by operations that is available for investing and defines it as operating cash less capital expenditures for property and equipment. Management believes that excluding purchases of property and equipment provides a better understanding of the underlying trends in the Company’s operating performance and allows more accurate comparisons of the Company’s operating results to historical performance. This metric may also be useful to investors, but should not be considered in isolation as it is not a measure of cash flow available for discretionary expenditures. The most comparable GAAP measure is cash provided by operating activities.

Garmin Ltd. And Subsidiaries

Free Cash Flow

(in thousands)

	13-Weeks Ended
	March 31,	April 1,
	2018	2017

Net cash provided by operating activities	$214,190	$120,395
Less: purchases of property and equipment	(26,336)	(25,538)
Free Cash Flow	$187,854	$94,857

Forward-looking pro forma tax rate

Forward-looking pro forma tax rate and pro forma earnings per share are calculated before the effect of certain discrete tax items. Management believes certain discrete tax items may not be reflective of income tax expense incurred as a result of current period earnings. Therefore, in order to permit consistent comparison between periods, the tax rate and earnings per share before the effect of such discrete tax items are important measures. At this time management is unable to determine whether or not significant discrete tax items will be identified in fiscal 2018.

Forward-looking pro forma earnings per share (EPS)

In addition to the discrete tax items discussed in the forward-looking pro forma effective tax rate section above, our 2018 pro forma EPS excludes foreign currency exchange gains and losses. The estimated impact of such foreign currency gains and losses cannot be reasonably estimated on a forward-looking basis due to the high variability and low visibility with respect to non-operating foreign currency exchange gains and losses and the related tax effects of such gains and losses. The impact of such foreign currency gains and losses, net of tax effects, was less than $0.01 for the 13-weeks ended March 31, 2018.

11

APPENDIX A – New revenue standard

In the first quarter of 2018 we adopted Accounting Standards Codification Topic 606, Revenue from Contracts with Customers (“ASC Topic 606”), the new revenue standard. ASC Topic 606 replaces existing revenue recognition rules with a comprehensive revenue measurement and recognition standard. The Company adopted the new revenue standard utilizing the full retrospective method. Under this method, the new revenue standard is applied to each prior period reported in the forthcoming 2018 Form 10-Q and Form 10-K filings. This adoption approach enhances comparability, as all periods presented in the forthcoming filings are reported under the new standard.

The following tables contain restated summarized financial information resulting from the adoption of ASC Topic 606. Amounts related to the income tax effect of the new standard that were previously disclosed as the anticipated adoption impact in our fourth quarter 2017 press release attached as Exhibit 99.1 to our Current Report on Form 8-K and in Note 2 of our fiscal 2017 Annual Report on Form 10-K filed with the Securities and Exchange Commission (SEC) on February 21, 2018 have been revised in the tables below and in Note 1 of the Company’s first quarter 2018 Form 10-Q filing by immaterial amounts in connection with our adoption of ASC Topic 606. Restated revenue, gross profit and operating income were not affected by this revision. Finalized balance sheet information can be found within Note 1 of the Company’s first quarter 2018 Form 10-Q filing. Historical net cash flows provided by or used in operating, investing, and financing activities were not impacted by adoption of the new revenue standard. Within this appendix, the references to periods such as “FY 17”or “Q1 17” refer to the corresponding periods as reported in the applicable Form 10-K or Form 10-Q filings.

12

Garmin Ltd. And Subsidiaries

Condensed Consolidated Statements of Income (Unaudited)

(In thousands)

	Restated(1)
	FY 16	Q1 17	Q2 17	Q3 17	Q4 17	FY 17

Net sales	$3,045,797	$641,510	$831,486	$751,244	$897,319	$3,121,560

Cost of goods sold	1,357,272	268,704	347,356	313,721	393,837	1,323,619

Gross profit	1,688,525	372,806	484,130	437,523	503,482	1,797,941
		.
Total operating expense	1,055,661	255,778	274,508	263,875	320,142	1,114,304

Operating income	632,864	117,028	209,622	173,648	183,340	683,637

Total other income (expense)	5,761	(28,653)	24,705	16,266	1,115	13,434

Income before income taxes	638,625	88,375	234,327	189,914	184,455	697,071

Income tax provision (benefit)	120,901	(150,029)	57,348	38,840	41,905	(11,936)

Net income	$517,724	$238,404	$176,979	$151,074	$142,550	$709,007

(1) Effective for the fiscal year ending December 29, 2018, we have adopted ASC Topic 606. The results above are restated under ASC Topic 606.

13

Garmin Ltd. And Subsidiaries

Pro Forma Effective Tax Rate

(In thousands, except effective tax rate (ETR) information)

	Restated(1)
	FY 16	Q1 17	Q2 17	Q3 17	Q4 17	FY 17

Income before income taxes	$638,625	$88,375	$234,327	$189,914	$184,455	$697,071
Income tax provision (benefit)	120,901	(150,029)	57,348	38,840	41,905	(11,936)
U.S. GAAP ETR(2)	18.9%	(169.8)%	24.5%	20.5%	22.7%	(1.7)%
Pro forma discrete tax items:
Switzerland corporate tax election(3)	-	168,755	-	-	11,279	180,034
Impact of share-based award expirations(4)	-	-	(7,275)	-	(15,345)	(22,620)
Total pro forma discrete tax items	-	168,755	(7,275)	-	(4,066)	157,414
Income tax provision adjusted for pro forma discrete tax items	$120,901	$18,726	$50,073	$38,840	$37,839	$145,478
Pro Forma ETR(2)	18.9%	21.2%	21.4%	20.5%	20.5%	20.9%

(1) Effective for the fiscal year ending December 29, 2018, we have adopted ASC Topic 606. The results above are restated under ASC Topic 606.

(2) U.S. GAAP ETR is calculated by taking the Income tax provision (benefit) divided by Income before income taxes. Pro Forma ETR is calculated by taking the Income tax provision adjusted for Pro forma discrete tax items divided by Income before income taxes.

(3) In first quarter 2017, a $169 million tax benefit was recognized resulting from the revaluation of certain Switzerland deferred tax assets. The revaluation is due to the Company’s election in February 2017 to align certain Switzerland corporate tax positions with international tax initiatives. In the fourth quarter 2017, an additional $11 million benefit was recognized as a result of this Switzerland election. These impacts during the transitional period following the election are not reflective of current income tax expense incurred and therefore affect period-to-period comparability.

(4) Following adoption in fiscal 2017 of Accounting Standards Update No. 2016-09, Compensation – Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting (“ASU 2016-09”), the Company may periodically incur tax expense resulting from stock options and stock appreciation rights (SARs) expiring unexercised. New grants of stock options and SARs no longer comprise a significant component of the Company’s compensation arrangements. As the tax expense from expired awards is not related to current period earnings or compensation activities, and affects period-to-period comparability, it has been identified as a pro forma adjustment.

14

Garmin Ltd. And Subsidiaries

Pro Forma Net Income (Earnings) Per Share

(in thousands, except per share information)

	Restated(1)
	FY 16	Q1 17	Q2 17	Q3 17	Q4 17	FY 17

Net income (GAAP)	$517,724	$238,404	$176,979	$151,074	$142,550	$709,007
Foreign currency gains / losses(2)	31,651	37,497	(15,110)	(8,579)	8,772	22,579
Tax effect of foreign currency gains / losses(3)	(5,992)	(7,945)	3,229	1,755	(1,799)	(4,712)
Discrete tax items(4)	-	(168,755)	7,275	-	4,066	(157,414)
Net income (Pro Forma)	$543,383	$99,201	$172,373	$144,250	$153,589	$569,460

Diluted earnings per share (GAAP)	$2.73	$1.26	$0.94	$0.80	$0.75	$3.76

Diluted earnings per share (Pro Forma)	$2.87	$0.52	$0.91	$0.77	$0.81	$3.02

Weighted average common shares outstanding:
Diluted	189,343	189,031	188,492	188,490	188,915	188,732

(1) Effective for the fiscal year ending December 29, 2018, we have adopted ASC Topic 606. The results above are restated under ASC Topic 606.

(2) The majority of the Company’s consolidated foreign currency gains and losses are typically driven by movements in the Taiwan Dollar, Euro, and British Pound Sterling in relation to the U.S. Dollar and the related exchange rate impact on the significant cash, receivables, and payables held in a currency other than the functional currency at one of the Company’s subsidiaries. However, there is minimal cash impact from such foreign currency gains and losses.

(3) The tax effect of foreign currency gains and losses is calculated using the pro forma ETR for the respective period, as presented above.  The quarterly tax effects may not cross-foot to the annual tax effect due to quarterly variances in pro forma ETR.

(4) The discrete tax items are discussed in the pro forma effective tax rate section above.

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